Exhibit 7

Item 3 Common Share Issuances pursuant to Dividend Reinvestment Plan

The Prudential Insurance Company of America participated in the dividend reinvestment plan (the "DRIP") of the Issuer, through which holders of Common Shares may choose to have cash dividends or cash distributions automatically reinvested in Common Shares and, consequently, was issued additional Common Shares in lieu of receiving cash payments as follows:

Class of Shares	Date of DRIP Reinvestment	Amount Reinvested	Price per Share	Number of Shares
Class I Common Shares	04/01/2024	$990,103.50	$24.78	39,955.751
Class I Common Shares	05/01/2024	$999,093.54	$24.78	40,318.545
Class I Common Shares	06/03/2024	$1,008,165.22	$24.82	40,619.066
Class I Common Shares	07/01/2024	$1,017,304.51	$24.89	40,872.017
Class I Common Shares	08/01/2024	$1,026,500.71	$24.93	41,175.319
Class I Common Shares	09/03/2024	$1,035,765.16	$25.01	41,414.041
Class I Common Shares	10/01/2024	$1,369,198.49	$24.97	54,833.74
Class I Common Shares	11/01/2024	$1,580,867.76	$24.92	63,437.711

PGIM Strategic Investments, Inc. participates in the DRIP of the Issuer, through which holders of Common Shares may choose to have cash dividends or cash distributions automatically reinvested in Common Shares and, consequently, was issued additional Common Shares in lieu of receiving cash payments as follows:

Class of Shares	Date of DRIP Reinvestment	Amount Reinvested	Price per Share	Number of Shares
Class D Common Shares	04/01/2024	$94.55	$25.21	3.75
Class D Common Shares	05/01/2024	$95.38	$25.22	3.782
Class D Common Shares	06/03/2024	$96.22	$25.25	3.811
Class D Common Shares	07/01/2024	$97.06	$25.33	3.832
Class D Common Shares	08/01/2024	$97.91	$25.36	3.861
Class D Common Shares	09/03/2024	$98.76	$25.45	3.881
Class D Common Shares	10/01/2024	$130.55	$25.41	5.138
Class D Common Shares	11/01/2024	$151.09	$25.36	5.958
Class S Common Shares	04/01/2024	$88.12	$25.22	3.494
Class S Common Shares	05/01/2024	$88.85	$25.22	3.523
Class S Common Shares	06/03/2024	$89.57	$25.26	3.546
Class S Common Shares	07/01/2024	$90.31	$25.34	3.564
Class S Common Shares	08/01/2024	$91.04	$25.38	3.587
Class S Common Shares	09/03/2024	$91.79	$25.47	3.604
Class S Common Shares	10/01/2024	$123.74	$25.43	4.866
Class S Common Shares	11/01/2024	$144.17	$25.38	5.68